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EXHIBIT 10.2

SCHEDULE 1.1B

UNIFORM COVENANTS AND EVENTS OF DEFAULT

ARTICLE I
DEFINITIONS

Section 1

Section 1.1 Defined Terms

        The following terms have the following meanings:

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person, to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

          "Actual Cash Flow" means, with respect to the Company and its Subsidiaries on a consolidated basis for any period, an amount equal to the sum of (i) EBITDA, minus (ii) increases in working capital, plus (iii) decreases in working capital minus (iv) Capital Expenditures, minus (v) Interest Expense, minus (vi) scheduled payments of principal (including payments under capital leases) on all Indebtedness, minus (vii) the provision for current taxes based on income of the Company and its Subsidiaries and payable in cash with respect to such period, minus (viii) mandatory principal and make-whole prepayments of any term Indebtedness or, to the extent accompanied by a permanent commitment reduction, any revolving Indebtedness, other than any mandatory prepayments arising in connection with the disposition of assets of the Company or its Subsidiaries (or satisfied by credits received for prepayments made in connection with the disposition of assets of the Company or its Subsidiaries), minus (ix) voluntary prepayments of Facility A Loans or, to the extent accompanied by a permanent commitment reduction, the Facility B Loans, plus (x) without duplication, any other decreases in long-term assets and increases in long-term liabilities and minus (xi) without duplication, any other increases in long-term assets and decreases in long-term liabilities; provided, however, that Actual Cash Flow shall be computed for these purposes without giving effect to extraordinary items and accrued Make-Whole Amounts on the Senior Notes.

          "Adjusted EBITDA" means EBITDA for such period excluding EBITDA contributed during such period from operations commonly known as Inland Tree Farm South, Inland Tree Farm North, Prineville, Coeur d'Alene, and Bonners Ferry.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agent" means with respect to the Facility A Credit Agreement, the Bank Agent, and, with respect to each of the Note Purchase Agreements, each Noteholder.

          "Annual Timber Decrease" has the meaning specified in Section 3.4.

          "Applicable Party" means, with respect to the Facility A Credit Agreement, the Banks, and, with respect to each of the Note Purchase Agreements, each Noteholder, as applicable.

          "Applicable Required Parties" means, with respect to the Facility A Credit Agreement, the Required Banks, and, with respect to each of the Note Purchase Agreements, the Required Noteholders.

          "Available Cash" means, with respect to any fiscal quarter and without duplication

          (a)  the sum of:

      (i) all cash receipts of the Company during such fiscal quarter from all sources;

      (ii) any reduction with respect to such fiscal quarter in a cash reserve previously established pursuant to clause (b)(ii) below (either by reversal or utilization) from the level of such reserve at the end of the prior fiscal quarter; and

      (iii) the amount available to be borrowed on the last day of such fiscal quarter under the Working Capital Facility but only so long as the conditions relating to a "Borrowing" set forth in subsections 5.2(b) and (c) of and as defined in the Facility B Credit Agreement would be satisfied or waived on such date (or, if the Working Capital Facility is other than the Facility B Credit Agreement, the conditions to borrowing under such Working Capital Facility would be satisfied or waived on such date);

          (b)  less the sum of:

      (i) all cash disbursements of the Company during such fiscal quarter, including, without limitation, disbursements for operating expenses (including, without limitation, the amounts described in the second sentence of Section 3.7), taxes, if any, debt service (including, without limitation, the payment of principal, premium and interest), redemption of Partnership Interests (as defined in the Company Partnership Agreement), Capital Expenditures and cash distributions to Partners (as defined in the Company Partnership Agreement) (but only to the extent that such cash distributions to Partners exceed Available Cash for the immediately preceding fiscal quarter); and

      (ii) any cash reserves established with respect to such fiscal quarter, and any increase with respect to such fiscal quarter in a cash reserve established pursuant to this clause (b)(ii) from the level of such reserve at the end of the prior fiscal quarter, in such amounts as the Managing General Partner determines in its reasonable discretion to be necessary or appropriate (A) to provide for the proper conduct of the business of the Company, provided that the reserves established during such fiscal quarter pursuant to this clause (b)(ii) shall include an amount not less than (w) 100% of all Capital Expenditures budgeted to be incurred during the next fiscal year, (x) 200% of the aggregate amount of all interest in respect of the Senior Notes to be paid on the interest payment date immediately following such fiscal quarter, (y) 400% of the aggregate amount of all accrued and unpaid interest in respect of the Facility A Loans and the Facility B Loans on the date of determination, and (z) 100% of the aggregate amount of all principal in respect of the Senior Notes and Facility A Loans scheduled to be paid during the nine calendar month period immediately following such fiscal quarter, (B) to provide funds for distributions to the Partners in respect of any one or more of the next four fiscal quarters, or (C) because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or to which its assets are subject.

      Taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Partners (as defined in the Company Partnership Agreement) shall not be considered cash disbursements of the Company that reduce Available Cash, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners.

          "Bank Agent" means Bank of America in its capacity as agent for the Banks under the Facility A Credit Agreement, and any successor agent arising under Section 9.9 of the Facility A Credit Agreement.

          "Bank Agent-Related Persons" means Bank of America, Bank of America as agent under Original Credit Agreement, the 1995 Amended and Restated Credit Agreement, the Initial 1996 Amended and Restated Credit Agreement, or the 1996 Amended and Restated Credit Agreement (each as defined in the Facility A Credit Agreement) and any successor agent, together with their respective Affiliates (including, in the case of Bank of America, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

          "Banks" means the several financial institutions from time to time party to the Facility A Credit Agreement.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Portland, Oregon, New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

          "Capital Additions and Improvements" means (a) additions or improvements to the capital assets owned by the Company or any of its Subsidiaries or (b) the acquisition of existing or the construction of new capital assets (including, without limitation, timberlands and timber processing and manufacturing facilities and related assets) made to increase the Operating Capacity of the Company and its Subsidiaries, taken as a whole, from the Operating Capacity of the Company and its Subsidiaries, taken as a whole, existing immediately prior to such addition, improvement, acquisition or construction.

          "Capital Expenditures" means all expenditures of the Company and its Subsidiaries that, in accordance with GAAP, would be classified as capital expenditures, including, without limitation, capital leases.

          "Cash Provided by Operating Activity" means, at any date of determination, the sum of the following calculated for the Company and its Subsidiaries on a consolidated basis for the four fiscal quarter period ending as of the last day of the most recent fiscal quarter for which financial reports pursuant to subsections 2.1(a) and (b) and a certificate pursuant to subsection 2.2(b) have been delivered:

          (a)  the sum of all cash receipts of the Company and its Subsidiaries during such period (excluding any cash proceeds from any Interim Capital Transactions),

          (b)  less the sum of:

      (i) all cash operating expenditures of the Company and its Subsidiaries during such period, including, without limitation, taxes, if any, and amounts owed to the Master Partnership for management services rendered to the Company for which the Master Partnership is obligated to reimburse the Managing General Partner or the Special General Partner pursuant to Section 6.4 of the Master Partnership Agreement,

      (ii) all cash debt service payments of the Company and its Subsidiaries during such period (other than payments or prepayments of principal and premium (A) required by reason of loan agreements (including, without limitation, covenants and default provisions therein) or by lenders, in each case in connection with sales or other dispositions of assets or (B) made in connection with refinancings or refundings of indebtedness with the proceeds from new indebtedness or from the sale of equity interests, provided, that any payment or prepayment of principal and premium, whether or not then due, shall be deemed, at the election and in the discretion of the Managing General Partner, to be refunded or refinanced by any indebtedness incurred or to be incurred by the Company or any of its Subsidiaries simultaneously with or within 180 days prior to or after such payment or prepayment to the extent of the principal amount of such indebtedness so incurred), and

      (iii) all cash Capital Expenditures of the Company and its Subsidiaries during such period, including, without limitation, cash Capital Expenditures made in respect of Maintenance Capital Expenditures, but excluding (A) cash Capital Expenditures made in respect of Operating Capacity Acquisitions and Capital Additions and Improvements and (B) cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions,

          (c)  less any additions and plus any reductions to the following reserves during such period:

      (i) any cash reserves of the Company and its Subsidiaries that the Managing General Partner deems in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in clauses (b)(i) through (iii) above including, without limitation, those reserves established with respect to the Obligations and the "Obligations" under and as defined in the Facility B Credit Agreement, and as set forth in clause (b)(ii)(A) of the definition of "Available Cash", and

      (ii) any other cash reserves of the Company and its Subsidiaries that the Managing General Partner deems in its reasonable discretion to be necessary or appropriate to provide funds for distributions with respect to Units (as defined in the Master Partnership Agreement), any general partner interests in the Master Partnership and any partnership interests in respect of any one or more of the next four fiscal quarters, all as determined on a consolidated basis with respect to the Company and its Subsidiaries and after taking into account the Managing General Partner's interest therein attributable to its general partner interest in the Company. Where cash Capital Expenditures are made in part in respect of Operating Capacity Acquisitions or Capital Additions and Improvements and in part for other purposes, the Managing General Partner's good faith allocation thereof between the portion made for Operating Capacity Acquisitions or Capital Additions and Improvements and the portion made for other purposes shall be conclusive. Taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Partner Entities shall not be considered cash operating expenditures of the Company that reduce Cash Provided by Operating Activity, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partner Entities. Alternatively, in the discretion of the Managing General Partner, such taxes (if pertaining to all Partner Entities) may be considered to be cash operating expenditures of the Company which reduce Cash Provided by Operating Activity, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partner Entities.

          "Code" means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, each as amended.

          "Collateral Agent" means the Collateral Agent appointed pursuant to the terms of the Intercreditor Agreement.

          "Collateral Documents" means the documents furnished to the Collateral Agent in accordance with Section 2.13 hereof.

          "Commitment" has the meaning specified in subsection 2.1 of the Facility A Credit Agreement or subsection 1.2 of each of the Note Purchase Agreements, as applicable.

          "Company" means Crown Pacific Limited Partnership.

          "Company's Knowledge" shall mean the actual knowledge of any Person holding an office of divisional manager of the Company or any Person holding an office senior to a divisional manager including, without limitation, any senior executive or officer of the Company.

          "Company Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Company dated as of December 22, 1994, between the Managing General Partner and the Master Partnership as amended in accordance with the terms hereof and the Intercreditor Agreement.

          "Compliance Certificate" means a certificate substantially in the form of Schedule 1.1B—1.1(a).

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a Party or by which it or any of its property is bound.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "EBITDA" means, for any period, and determined in accordance with GAAP for the

          Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) consolidated net income (or net loss) for such period, plus (ii) all amounts treated as expenses for depreciation, depletion and interest and the amortization of intangibles of any kind to the extent included in the determination of such consolidated net income (or loss) for such period, plus (iii) all accrued taxes on or measured by income to the extent included in the determination of such consolidated net income (or loss) for such period plus (iv) other non-cash items deducted in the calculation of consolidated income (or loss) for such period, minus (v) other non-cash items added in the calculation of consolidated net income (or loss) for such period; provided, however, that EBITDA shall be computed for these purposes without giving effect to extraordinary items or reductions in consolidated net income due to payments of Make-Whole Amounts in respect of any Indebtedness.

          "Effective Date" has the meaning specified in Section 3.4.

          "Environmental Claim" shall mean any administrative, regulatory or judicial action, judgment, order, consent decree, suit, demand, demand letter, claim, Lien, notice of non-compliance or violation, investigation or other proceeding arising (a) pursuant to any Environmental Law, (b) from the presence, use, generation, storage, treatment, Release, threatened Release, disposal, remediation or other existence of any Hazardous Material, (c) from any removal, remedial, corrective or other response action pursuant to an Environmental Law or the order of a Governmental Authority, (d) from any third party seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief in connection with a Hazardous Material or arising from alleged injury or threat of injury to health, safety, natural resources or the environment, or (e) from any Lien against the properties of the Company or any Subsidiary in favor of a Governmental Authority in connection with a Release, threatened Release or disposal of a Hazardous Material.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety, natural resource and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Endangered Species Act and similar state laws.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or 414(c) of the Code.

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001 (a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the filing of a notice of intent to terminate the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan subject to Title IV of ERISA; (d) a failure by the Company or any ERISA Affiliate to make required contributions to a Pension Plan or other Plan subject to Section 412 of the Code; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company; or (g) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan.

          "Event of Default" has the meaning specified in Section 4.1.

          "Facility A Credit Agreement" means that certain Amended and Restated Credit Agreement, entered into as of December 1, 1999, by and among the Company, the financial institutions from time to time party thereto, Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as Bank Agent, Union Bank of California, N.A. as Syndication Agent, and Bank of Montreal and KeyBank National Association, as Co-Agents as amended, supplemented, modified, restated, replaced or renewed from time to time in accordance with the terms thereof and the terms of the Intercreditor Agreement.

          "Facility A Loan" means an extension of credit under the Facility A Credit Agreement.

          "Facility B Credit Agreement" means the Amended and Restated Facility B Credit Agreement entered into as of December 1, 1999, by and among the Company, the financial institutions from time to time party thereto, Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as Agent for the Banks thereunder, Issuing Bank and Swingline Bank, Union Bank of California, N.A. as Syndication Agent, and Bank of Montreal and KeyBank National Association, as Co-Agents as amended, supplemented modified, restated or renewed from time to time in accordance with the terms thereof.

          "Facility B Loan" means a "Loan" as defined in the Facility B Credit Agreement.

          "Forecasted Cash Flow" means, with respect to any period, the amount set forth on Schedule 1.1B—1.1(b) for such period.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

          "Hazardous Material" means any hazardous or toxic chemical, waste, byproduct, pollutant, contaminant, compound, product or substance, including, without limitation, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), and any material the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling or which, is prohibited, controlled or regulated by any Environmental Law.

          "Holders Agency Agreement" means that agreement that may be required pursuant to Section 5.3 of the Note Purchase Override Agreement.

          "Holders Agent" means any agent for the Noteholders under the Holders Agency Agreement.

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above.

          "Indemnified Person" means Bank Agent-Related Persons, each Bank, each Noteholder, any Holders Agent, any Collateral Agent and each of their respective officers, directors, trustees, employees, counsel, agents and attorneys-in-fact.

          "Independent Auditor" has the meaning specified in Section 2.1(a).

          "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "Intercreditor Agreement" means that certain Intercreditor Agreement dated as of April 19, 2002 among the Company, the Master Partnership, the Collateral Agent appointed pursuant to the terms of the Intercreditor Agreement, the Bank Agent, the Banks from time to time party to the Facility A Credit Agreement and the Noteholders as amended, supplemented modified, restated or renewed from time to time in accordance with the terms thereof.

          "Interest Expense" means, at any date of determination, the sum of the following calculated for the Company and its Subsidiaries on a consolidated basis for the four fiscal quarter period ending on the last day of the most recent quarter for which financial reports pursuant to subsection 2.1(a) and a certificate pursuant to subsection 2.2(b) have been delivered: (a) the interest expense of the Company and its Subsidiaries, plus (b) the additional interest expense that would have accrued on the Indebtedness incurred to acquire businesses or timberland described in clauses (iii) or (iv) of the definition of "Cash Flow" had such Indebtedness been outstanding for the full four fiscal quarter period, based upon the interest rate applicable on such date of determination to such Indebtedness (unless a higher interest rate is scheduled to apply during the next four fiscal quarters, in which case the higher interest rate shall be employed for such portion of the prior four fiscal quarters as is scheduled to apply during the next four fiscal quarters).

          "Interim Capital Transactions" means (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Company, (b) sales of equity interests by the Company, and (c) sales or other voluntary or involuntary dispositions of any assets of the Company (other than (x) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, including the exchange of timber or real property for other timber or real property, to the extent that the timber or real property received in exchange is of equal or greater value, or the sale of timber or real property, to the extent the proceeds from which are invested within 180 days in other timber or real property (including such investments not consummated during such 180 days if a binding agreement for such investment is completed within 90 days after the expiry of such 180 day period), (y) sales or other dispositions of assets to the extent the proceeds from which do not exceed cash expenditures by the Company for the purchase of timber or real property during the preceding 90 days, and (z) sales or other dispositions of assets as a part of normal retirements or replacements).

          "Investment Policy" means the Investment Policy of the Company as attached as Schedule 1.1B—1.1(c).

          "Joint Venture" means a single-purpose corporation, partnership, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

          "Leverage Ratio" means, as of the last day of any fiscal quarter of the Company, the ratio of (i) the aggregated stated balance sheet amount of all Indebtedness of the Company and its Subsidiaries (other than the Facility B Loans), determined on a consolidated basis in accordance with GAAP as at such day to (ii) Adjusted EBITDA for the four fiscal quarters of the Company ending on such day.

          "Leverage Ratio Trigger Date" means the date on which the amount of timber sold (excluding the sale of timber to the extent included in the calculation of amounts harvested under Section 3.4) by the Company and its Subsidiaries since January 1, 2003 exceeds 800,000,000 board feet.

          "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

          "Loan" means a Facility A Loan, unless specifically identified otherwise.

          "Loan Documents" means the Facility A Credit Agreement, the Intercreditor Agreement, the Collateral Documents, the Note Purchase Override Agreement, the Note Purchase Agreements, the Senior Notes, the Holders Agency Agreement, the Registration Rights Agreement and all other documents delivered to the Agent or any Bank in connection herewith or therewith; provided that, Loan Documents shall not include the Facility B Credit Agreement and any exhibits thereto that are not also exhibits to the Facility A Credit Agreement.

          "Maintenance Capital Expenditures" means cash Capital Expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the Operating Capacity of the capital assets of the Company and its Subsidiaries, taken as a whole, as such assets existed at the time of such expenditure and shall, therefore, not include cash Capital Expenditures made in respect of Operating Capacity Acquisitions, and Capital Additions and Improvements. Where cash Capital Expenditures are made in part to maintain the Operating Capacity level referred to in the immediately preceding sentence and in part for other purposes, the Managing General Partner's good faith allocation thereof between the portion used to maintain such Operating Capacity level and the portion used for other purposes shall be conclusive.

          "Make—Whole Amount" has the meaning given in the Intercreditor Agreement.

          "Managing General Partner" means Crown Pacific Management Limited Partnership, a Delaware limited partnership and (i) the sole general partner of the Company and (ii) the sole managing general partner of the Master Partnership, and any successor general partner of the Company or managing general partner of the Master Partnership, as applicable.

          "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

          "Master Partnership" means Crown Pacific Partners, L.P., a Delaware limited partnership.

          "Master Partnership Agreement" means the Second Amended Restated Agreement of Limited Partnership of the Master Partnership dated as of August 6, 1996 as amended and in effect immediately prior to the execution of this Schedule of Uniform Covenants and Events of Default, between the Managing General Partner, the Special General Partner and the limited partners party thereto.

          "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole or the Master Partnership; (b) a material impairment of the ability of the Company to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document.

          "Maximum Capital Expenditures Amount" has the meaning specified in Section 3.15(c) hereof.

          "MGP General Partners" means, collectively, FTI Holdings, L.P., a Delaware limited partnership and HS Corp. of Oregon, an Oregon corporation, the sole general partners of the Managing General Partner, and any successor general partner of the Managing General Partner.

          "MGP Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Managing General Partner dated as of December 1, 1994, between the MGP General Partners and the limited partners party thereto.

          "Net Proceeds" shall mean, in connection with any sale, transfer or other disposition of property, all cash proceeds of any such sale, transfer or other disposition net only of pro rated ad valorem taxes, any commissions due brokers not affiliated with the Company (such commissions in aggregate not to exceed 10% of the gross sales price) and reasonable and customary cash costs of closing with respect thereto (whenever paid) including sale, use or other transaction taxes paid or payable by such Person as a direct result thereof and with respect to the harvesting of excess timber by the Company or any of its Subsidiaries pursuant to Section 3.4, all reasonable cash expenses properly allocable to such harvesting of excess timber and other cash costs incidental thereto (in each case, whenever paid) including sale, use or other transaction taxes paid or payable by such Person as a direct result thereof.

          "1994 Senior Notes" means those certain senior promissory notes in the aggregate principal amount of $275,000,000 issued and sold pursuant to the 1994 Senior Note Agreement.

          "1995 Senior Notes" means those certain senior promissory notes in the aggregate principal amount of $25,000,000 issued and sold pursuant to the 1995 Senior Note Agreement.

          "1996 Senior Notes" means those certain senior promissory notes in the aggregate principal amount of $91,000,000 issued and sold pursuant to the 1996 Senior Note Agreement.

          "1997 Senior Notes" means those certain senior promissory notes in the aggregate principal amount of $95,000,000 issued and sold pursuant to the 1997 Senior Note Agreement.

          "1994 Senior Note Agreement" means the Note Purchase Agreement dated as of December 1, 1994, providing for the issuance and sale by the Company of the 1994 Senior Notes to the purchasers listed in the schedule of purchasers attached thereto as Schedule I.

          "1995 Senior Note Agreement" means the Note Purchase Agreement dated as of March 15, 1995, providing for the issuance and sale by the Company of the 1995 Senior Notes to the purchasers listed in the schedule of purchasers attached thereto as Schedule I.

          "1996 Senior Note Agreement" means the Note Purchase Agreement dated as of August 1, 1996, providing for the issuance and sale by the Company of the 1996 Senior Notes to the purchasers listed in the schedule of purchasers attached thereto as Schedule I.

          "1997 Senior Note Agreement" means the Note Purchase Agreement dated as of December 15, 1997, providing for the issuance and sale by the Company of the 1997 Senior Notes to the purchasers listed in the schedule of purchasers attached thereto as Schedule I.

          "Noteholders" means the holders of the Senior Notes from time to time.

          "Note Purchase Agreements" means the 1994 Senior Note Agreement, the 1995 Senior Note Agreement, the 1996 Senior Note Agreement and the 1997 Senior Note Agreement, each as amended, restated and renewed from time to time in accordance with the terms thereof and the terms of the Intercreditor Agreement.

          "Note Purchase Override Agreement" means that certain Note Purchase Override Agreement between the Company and the Noteholders party thereto dated as of April 19, 2002 among the

  Company, the Noteholders and, for the purposes of agreeing to Section 6.11 thereof, the Partner Entities as amended, supplemented modified, restated or renewed from time to time in accordance with the terms of the Intercreditor Agreement.

          "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document, owing by the Company to any Bank, the Co-Agents, the Collateral Agent, the Syndication Agent, the Bank Agent, any Holders Agent, any Indemnified Person or any Noteholder, as applicable, whether direct or indirect (including those acquired by assignment), absolute or contingent, due to become due, now existing or hereafter arising.

          "Offshore Rate" means, for any interest period with respect to Offshore Rate Loans constituting part of the same borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Bank Agent as follows:

LIBO Rate
Offshore Rate =	1.00 — Eurodollar Reserve Percentage

        Where:

          "Eurodollar Reserve Percentage" means for any day for any interest period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such interest period; and

          "LIBO Rate" for any interest period, with respect to an Offshore Rate Loan, means:

            (i)    the rate of interest per annum determined by the Bank Agent to be the arithmetic mean of the rates of interest per annum appearing on Telerate Page 3750 (or any successor publication) for Dollar deposits in the approximate amount of the Offshore Rate Loan to be made, continued or converted by Bank of America, and having a maturity comparable to such interest period, at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such interest period, subject to clause (ii) below; or

            (ii)  if for any reason rates are not available as provided in the preceding clause (i) of this definition, the "LIBO Rate" instead means the rate of interest per annum determined by the Bank Agent to be the arithmetic mean of the rates of interest per annum notified to the Bank Agent by Bank of America as the rate of interest at which Dollar deposits in the approximate amount of the Offshore Rate Loan to be made, continued or converted by Bank of America, and having a maturity comparable to such interest period, would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such interest period. The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

          "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

          "Operating Capacity" means the operating capacity and resources (including, without limitation, the capacity to grow timber or process logs) of the Company and its Subsidiaries, taken as a whole.

          "Operating Capacity Acquisition" means any transaction in which the Company or any Subsidiary acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the Operating Capacity of the Company and its Subsidiaries, taken as a whole, from the Operating Capacity of the Company and its Subsidiaries, taken as a whole, existing immediately prior to such transaction.

          "Partner Entities" means the Managing General Partner, the MGP General Partners and the Master Partnership.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

          "Permitted Business" means (i) any business engaged in by the Company as of April 19, 2002; (ii) any business substantially similar or related to any such business, which shall include any business in the forest products industry, provided that any activity shall cease to be a Permitted Business if it causes or would cause more than 25% of the Company's assets on a consolidated basis valued at book value to be devoted to pulp or paper manufacturing; and (iii) any non-forest products business that is incidental or reasonably related to the forest products industry.

          "Permitted Liens" has the meaning specified in Section 3.1.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "Planned Volume" has the meaning specified in Section 3.4.

          "Pro Forma Consolidated Cash Flow" means, at any date of determination, the sum of the following calculated on a pro forma basis for the Company and its Subsidiaries on a consolidated basis for the four fiscal quarter period ending on the last day of the most recent quarter for which financial reports pursuant to subsections 2.l(a) and (b) and a certificate pursuant to subsection 2.2(b) have been delivered:

            (i)    Cash Provided by Operating Activity;

            (ii)  plus all cash debt service payments of the Company and its Subsidiaries during such period to the extent subtracted in determining Cash Provided by Operating Activity;

            (iii)  plus all cash Capital Expenditures of the Company and its Subsidiaries during such period, except those relating to Operating Capacity Acquisitions, Capital Additions and Improvements and Interim Capital Transactions, to the extent subtracted in determining Cash Provided by Operating Activity;

            (iv)  minus any additions and plus any reductions during such period to any cash reserves of the Company and its Subsidiaries established to provide funds for the future cash payment of items of the type referred to in clauses (ii) and (iii) above, to the extent added or subtracted in determining Cash Provided by Operating Activity;

            (v)  plus any additions and minus any reductions during such period to any cash reserves of the Company and its Subsidiaries established to provide funds for distributions with respect to Units (as defined in the Master Partnership Agreement), any general partner interests in the Master Partnership and any Partnership Interests, to the extent subtracted or added in determining Cash Provided by Operating Activity;

            (vi)  plus and minus, as applicable, in connection with any businesses (other than timberlands covered by clause (vii) below) to be acquired by the Company in whole or in part with the proceeds of Indebtedness or previously acquired within such four fiscal quarters, an amount equal to a good faith estimate of such additional amounts that would be included in clauses (i), (ii), (iii) and (iv) above had such businesses been owned by the Company for the entirety of such four fiscal quarters, as certified with reasonable accompanying detail by the Chief Financial Officer of the Company based upon such Chief Financial Officer's good faith estimates of applicable revenues and expenses arising from such businesses;

            (vii) plus and minus, as applicable, in connection with any timberland to be acquired by the Company in whole or in part with the proceeds of Indebtedness or previously acquired within such four fiscal quarters, an amount equal to a good faith estimate of such additional amounts that would be included in clauses (i), (ii), (iii) and (iv) above had such timberlands been owned by the Company for the entirety of such four fiscal quarters, as certified with reasonable accompanying detail by the Chief Financial Officer of the Company based upon such Chief Financial Officer's good faith estimates of applicable revenues and expenses arising from such timberlands and assuming aggregate timber harvests in an amount that does not require proceeds to be applied to the Obligations in accordance with Section 3.4 and the Intercreditor Agreement.

          "Pro Forma Interest Expense" means, at any date of determination, the sum of the following calculated for the Company and its Subsidiaries on a consolidated basis for the four fiscal quarter period ending on the last day of the most recent quarter for which financial reports pursuant to subsections 2.1(a) and (b) and a certificate pursuant to subsection 2.2(b) have been delivered:

            (a)  interest expense payable in cash during such four fiscal quarter period on all Indebtedness of the Company and its Subsidiaries; plus

            (b)  interest expense that would have been payable in cash during such four fiscal quarter period in respect of (i) any Indebtedness proposed to be incurred on such date of determination in accordance with the terms hereof, and (ii) Indebtedness incurred after the end of such four fiscal quarter period and before such date of determination, in each case based upon the interest rate applicable on such date of determination to such Indebtedness and giving effect as of the beginning of such four fiscal quarter period (y) to the incurrence of all such Indebtedness described in clauses (i) and (ii), and (z) to the application of any such Indebtedness to the substantially concurrent repayment of any other Indebtedness outstanding during such four fiscal quarter period.

          "Pro Forma Maximum Debt Service" means, as of any date of determination, the sum of (a) the highest amount that will be payable by the Company and its Subsidiaries on a consolidated basis, during any consecutive four fiscal quarters, commencing with the fiscal quarter during which such determination occurs and ending on December 31, 2005, or, if all Senior Notes are not prepaid on such date, the latest maturity of any unpaid Senior Note in respect of scheduled principal and interest (including payments under capital leases) with respect to all Indebtedness of the Company and its Subsidiaries outstanding on the date of determination other than Loans, after giving effect to any such Indebtedness proposed to be incurred on such date and to the substantially concurrent repayment of any other Indebtedness, (i) assuming, in the case of such Indebtedness having a variable interest rate, that the rate in effect on the date of determination will remain in effect throughout such period, (ii) treating the principal amount of such Indebtedness outstanding as of such date under a revolving credit or similar agreement as maturing and becoming due and payable on the scheduled maturity date or dates thereof (including the maturity of any payment required by any commitment reduction or similar amortization provision), without regard to any provision permitting such maturity date to be extended, and (iii) treating the principal amount of any Indebtedness that is payable on demand as maturing and becoming due and payable at the end of any such four fiscal quarters for which such determination may be made and treating the principal amount of any Indebtedness that is otherwise callable during any four fiscal quarters as maturing and becoming due and payable on the last date for such call during those four fiscal quarters; plus (b) interest expense accrued on the Working Capital Facility during the most recent four fiscal quarters with respect to which financial reports pursuant to subsections 2.1(a) and (b) and the certificates pursuant to subsection 2.2(b) have been delivered.

          "Registration Rights Agreement" means the Registration Rights Agreement dated as of April 19, 2002 among the Noteholders, the Company and the Master Partnership as amended, supplemented, modified, restated, replaced or renewed from time to time in accordance with the terms thereof and the terms of the Intercreditor Agreement.

          "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment, including without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Material.

          "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Required Banks" means one or more Banks then holding at least 66 2/3% of the then aggregate unpaid principal amount of the Facility A Loans.

          "Required Noteholders" means, with respect to each of the Note Purchase Agreements, the holders of at least 55% of the aggregate principal amount of outstanding Notes under and as defined in such agreement.

          "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Responsible Officer" means, as to the Company, the chief executive officer, the president, the chief financial officer, any senior vice president, any vice president or the Person serving as the secretary and general counsel of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility. With respect to a partnership, a Responsible Officer of a general partner shall constitute a Responsible Officer of such partnership.

          "Restricted Payment" has the meaning specified in Section 3.11.

          "Sawmill Assets" means those assets used in connection with the manufacture of lumber, including those personal property and real property assets located at the locations set forth on Schedule 1.1B-1.1(d) or used in connection with the operations at such locations, excluding office equipment and rolling stock.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Senior Notes" means the 1994 Senior Notes, the 1995 Senior Notes, the 1996 Senior Notes and the 1997 Senior Notes.

          "Solvent" means, as to any Person at any time, that (a) (i) in the case of a Person that is not a partnership, the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities), and (ii) in the case of a Person that is a partnership, the sum of (A) the fair value of the property of such Person plus (B) the sum of the excess of the fair value of each general partner's non-partnership property over such partner's non-partnership debts (together the "Applicable Property") is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities), as such value for purposes of both (i) and (ii) is established and liabilities evaluated for purposes of Section 101 (31) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person (or, in the case of a partnership, the Applicable Property of such Person) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

          "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which such Person or any Subsidiary of such Person either (i) in respect of a corporation, more than 50% of the voting stock is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof or (ii) in respect of an association, partnership, joint venture or other business entity, is the general partner or is entitled to share in more than 50% of the profit, however determined. Unless otherwise specified, references to a "Subsidiary" shall refer to a Subsidiary of the Company.

          "Surety Instrument" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

          "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as reasonably determined by the Required Banks based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

          "Third Amendment Effective Date" means the first Business Day as of which each of the conditions precedent to that certain Third Amendment to the Facility A Credit Agreement has been satisfied.

          "Timberland Assets" means those real property assets described on Schedule 1.1B-1.1(e) and any additional real property acquired after April 19, 2002 containing timber to be included within the Company's or any Subsidiary's inventory of standing timber.

          "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001 (a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "Working Capital Facility" means (a) for historical purposes, the "Original Facility B Credit Agreement," the "Initial 1996 Facility B Credit Agreement" or the "1996 Facility B Credit Agreement," each as defined in the Facility B Credit Agreement, (b) until the "Revolving Termination Date" as defined therein, the Facility B Credit Agreement, and (c) thereafter, any facility pursuant to which the Company may obtain revolving credit for working capital and general partnership purposes, take-down credit for working capital and general partnership purposes, the issuance of standby and payment letters of credit and back-up for the issuance of commercial paper; provided, that such facility is made on terms and conditions which provide for (a) the same or lower Applicable Margin (as defined in the Facility B Credit Agreement as in effect immediately prior to the execution of this Schedule of Uniform Covenants and Events of Default) and the same calculation of base interest rate (i.e., based on the Federal Funds Rate, the Bank Agency "reference rate" or LIBOR, with the same rights of the Company to choose among them), (b) the same or longer amortization, (c) the same or lower bank fees, and the same or more favorable (from the standpoint of the Company and the Noteholders) covenants and events of default and (d) substantially the same other terms, in each case, as the Facility B Loan in effect immediately prior to execution of this Schedule of Uniform Covenants and Events of Default (taking into account the Third Amendment to the Facility B Credit Agreement).

Section 1.2 Other Interpretive Provisions.

          (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b)  The words "hereof", "herein", "hereunder" and similar words refer to this Schedule of Uniform Covenants and Events of Default as a whole and not to any particular provision thereof; and subsection, Section, Schedule and Exhibit references are to this Schedule of Uniform Covenants and Events of Default unless otherwise specified.

          (c)  (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

            (ii)  The term "including" is not limiting and means "including without limitation."

            (iii)  In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

            (iv)  The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

          (d)  Unless otherwise expressly provided herein, (i) references to agreements (including the Facility A Credit Agreement and the Note Purchase Agreements) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of that Loan Document, (ii) references to defined terms and cross-references to particular sections of the Company Partnership Agreement or the Master Partnership Agreement shall be deemed references to such terms and such sections in their current form without giving effect to any future amendments or modifications thereto unless such amendments or modifications shall have been approved in writing by the Applicable Required Parties, and (iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e)  The captions and headings of this Schedule of Uniform Covenants and Events of Default are for convenience of reference only and shall not affect the interpretation of this Schedule of Uniform Covenants and Events of Default.

Section 1.3 Accounting Principles.

          (a)  Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Schedule of Uniform Covenants and Events of Default shall be made, in accordance with GAAP.

          (b)  References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

ARTICLE II
AFFIRMATIVE COVENANTS

Section 2

Section 2.1 Financial Statements.

        The Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Applicable Required Parties, with sufficient copies for each Applicable Party:

          (a)  as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, partners' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, identifying any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries, and accompanied by the opinion of a nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly in all material respects the financial position, results of operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement between the Applicable Parties and such Independent Auditor in form and substance satisfactory to the Applicable Required Parties;

          (b)  as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, partners' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, in each case (A) setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year and (B) setting forth year to date consolidated figures and (C) identifying any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position, the results of operations and cash flows of the Company and its Subsidiaries;

          (c)  as soon as available, but not later than 90 days after the end of each fiscal year, a copy of an unaudited consolidating balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidating statement of income for such year, certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 2.1(a);

          (d)  as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidating balance sheets of the Company and its Subsidiaries, and the related consolidating statements of income for such quarter, all certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 2.1(b);

          (e)  as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Master Partnership and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, partners' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of the Independent Auditor which report shall state that such consolidated financial statements present fairly in all material respects the financial position, results of operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Master Partnership's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement between the Applicable Parties and such Independent Auditor in form and substance satisfactory to the Applicable Required Parties;

          (f)    as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Master Partnership and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, partners' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, in each case (A) setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year and (B) setting forth year to date consolidated figures and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position, the results of operations and cash flows of the Master Partnership and its Subsidiaries;

          (g)  as soon as available, but not later than January 31 of each year, a business plan which shall include (i) pro-forma financial projections of the consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of income or operations, partner's equity and cash flows, for the five year period beginning January 1 of the year of delivery of such business plan, and (ii) timber inventories, timber harvests, lumber and other wood product shipments, projected average prices for logs and lumber by species and type, a timber log flow report and an outside timber harvest/log procurement contract summary; which projections shall be accompanied by appropriate assumptions and sufficient supporting details on which such projections are based, certified by a Responsible Officer as fairly presenting management's good faith projection of probable results for such period;

          (h)  as soon as available, but in any event within 90 days after the end of each calendar year, the report entitled "Fair Market Value of Timber Cut, determined for Section 631(a) of the Internal Revenue Code, Capital Gains Treatment" prepared with respect to the prior calendar year by Mason, Bruce and Girard, or another nationally recognized timber appraiser reasonably acceptable to the Applicable Required Parties; and

          (i)    as soon as available, but in any event within 30 days after the end of each calendar month, (1) internal management reports discussing the financial position and results of operations of the Company and its Subsidiaries and (2) a detailed report discussing updates on any sale, conveyance or disposition of any assets or any other form of acquisition, disposition or liquidation of the Company and its Subsidiaries, which report shall set forth, in reasonable detail, the assets to be sold, the nature of the proposed transaction, the approximate value of the proposed transaction, the number of bidders or potential purchasers involved, and the current status of negotiations.

Section 2.2 Certificates; Other Information.

        The Company shall furnish to the Agent, with sufficient copies for each Applicable Party:

          (a)  concurrently with the delivery of the financial statements referred to in subsection 2.1(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default except as specified in such certificate;

          (b)  concurrently with the delivery of the financial statements referred to in subsections 2.1(a) and (b), a Compliance Certificate executed by a Responsible Officer;

          (c)  promptly, copies of all financial statements and reports that the Company or the Master Partnership sends to its limited partners, and, if applicable, promptly, within 15 days of any such filing, copies of all financial statements and regular, periodical or special reports (including Forms

  10K, 10Q and 8K) and registration statements that the Company or any Subsidiary or the Master Partnership may make to, or file with, the SEC; and

          (d)  promptly, such additional information regarding the business, financial or corporate affairs of the Company or any of its Subsidiaries or the Master Partnership as the Agent, at the request of any Applicable Party, may from time to time reasonably request.

Section 2.3 Notices.

        The Company shall promptly notify the Agent and each Applicable Party:

          (a)  of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

          (b)  of any matter that has resulted or if adversely determined would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any of the Company, the Partner Entities or any of their Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company, the Partner Entities or any of their Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company, the Partner Entities or any of their Subsidiaries, including pursuant to any applicable Environmental Laws;

          (c)  of any of the following events affecting the Company or any ERISA Affiliate, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

            (i)    an ERISA Event;

            (ii)  if any of the representations and warranties in Section 5.7 of the Facility A Credit Agreement (whether or not such agreement remains in effect) ceases to be true and correct;

            (iii)  the adoption by the Company or any of its Subsidiaries or, upon the Company's Knowledge thereof, by any other ERISA Affiliate of any new Pension Plan or other Plan subject to Section 412 of the Code;

            (iv)  the adoption of any amendment to a Pension Plan or other Plan subject to Section 412 of the Code by the Company or any of its Subsidiaries or, upon the Company's Knowledge thereof, by any other ERISA Affiliate, if such amendment results in a material increase in either contributions by the Company or any of its Subsidiaries or Unfunded Pension Liability; or

            (v)  the commencement of contributions by the Company or any of its Subsidiaries or, upon the Company's Knowledge thereof, by any other ERISA Affiliate to any Pension Plan or other Plan subject to Section 412 of the Code;

          (d)  any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Company delivered to the Agent pursuant to subsection 2.1(a);

          (e)  of any material labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Company, the Partner Entities or any of their Subsidiaries; or

          (f)    of any assertion or determination by any Governmental Authority that the Company shall no longer be classified as a partnership not taxable as a corporation under the Code.

  Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 2.3(a) shall describe with particularity any and all clauses or provisions of the Facility A Credit Agreement, Note Purchase Agreements or other Loan Documents that have been (or foreseeably will be) breached or violated.

Section 2.4 Preservation of Partnership Existence, Etc.

        The Company shall, except as permitted by Section 3.3, and shall cause each of its Subsidiaries and each of the Partner Entities to:

          (a)  preserve and maintain in full force and effect its partnership or corporate existence and good standing under the laws of its state or jurisdiction of formation or incorporation;

          (b)  preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 3.3 and sales of assets permitted by Section 3.2;

          (c)  use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

          (d)  preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect;

          provided that the Company shall not be obligated to preserve its status as a partnership not taxable as a corporation if (i) the Company's failure to preserve such status shall be the result of an amendment to the tax laws enacted by the Congress of the United States and (ii) after giving effect to the loss of such status, the ratio of Pro Forma Consolidated Cash Flow to Pro Forma Maximum Debt Service, determined as of the end of the fiscal quarter immediately preceding the loss of such status, would be greater than 1.1 to 1.0, assuming for the purposes of the computation of Pro Forma Consolidated Cash Flow, that Pro Forma Consolidated Cash Flow would be reduced by taxes at the applicable tax rate of the Company for such period had the Company been taxable as a corporation.

Section 2.5 Maintenance of Property.

        The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect or except as permitted by Section 3.2.

Section 2.6 Insurance.

        The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including public liability and property and casualty insurance.

Section 2.7 Payment of Obligations.

        The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

          (a)  all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

          (b)  all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

          (c)  all trade payables owing to Persons that are not Affiliates of the Company in the ordinary course of business, unless the same are contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

Section 2.8 Compliance with Laws.

        The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith.

Section 2.9 Inspection of Property and Books and Records.

        The Company shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Applicable Party to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when a Default or Event of Default exists the Agent or any Applicable Party may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

Section 2.10 Environmental Laws.

          (a)  The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in material compliance with all Environmental Laws, the non-compliance with which would reasonably be expected to have a Material Adverse Effect.

          (b)  Upon the written request of any Applicable Party, the Company shall submit and cause each of its Subsidiaries to submit, to the Agent with sufficient copies for each Applicable Party, at the Company's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 2.3(b), that could, individually or in the aggregate, reasonably be expected to result in liability in excess of $10,000,000.

Section 2.11 Further Assurances.

        The Company shall ensure that all written information, exhibits and reports furnished to the Agent or any Applicable Party do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to each of the Applicable Parties and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

Section 2.12 Excess Cash Flow.

        Within 30 days following September 30, 2002, March 31, 2003, September 30, 2003, March 31, 2004, September 30, 2004, March 31, 2005 and September 30, 2005, the Company shall prepay the Obligations in accordance with the terms of the Intercreditor Agreement by an amount equal to 75% of the amount by which Actual Cash Flow exceeds Forecasted Cash Flow for the two quarter period ending on such date.

Section 2.13 Collateral.

          (a)  On or before June 30, 2002, the Company and its Subsidiaries shall have granted to the Collateral Agent for the benefit of the Banks and the Noteholders a perfected first priority Lien, subject only to Permitted Liens, in the Timberland Assets and the Sawmill Assets and the Collateral Agent shall have received, in form and substance reasonably satisfactory to the Collateral Agent and the Applicable Required Parties:

    (i) fully executed and notarized mortgages (or deeds of trust or similar document) (each, as the same may be amended, modified, restated or supplemented from time to time, a "Mortgage" and collectively the "Mortgages") and such other documents as are reasonably required by the Collateral Agent encumbering the fee interest of the Company in all of its Timberland Assets and in all of its Sawmill Assets (each a "Mortgaged Property" and collectively the "Mortgaged Properties") in favor of the Collateral Agent;

    (ii) a duly executed security agreement and duly executed UCC financing statements for each appropriate jurisdiction as is necessary, in the Collateral Agent's sole discretion, to perfect the Collateral Agent's security interest in the Timberland Assets and the Sawmill Assets of the Company; and

    (iii) opinions of counsel for each Person granting the Liens required by this section reasonably acceptable to the Collateral Agent and to counsel for the Applicable Required Parties (which shall cover among other things, authority, due authorization, enforceability, as well as the attachment, perfection and validity of the Liens required by this section).

          (b)  If, subsequent to the Third Amendment Effective Date, the Company or any of its Subsidiaries shall (i) acquire any additional Timberland Assets or (ii) acquire any additional Sawmill Assets, the Company shall immediately notify the Collateral Agent under the Intercreditor Agreement of same. The Company shall take such action, and shall cause its Subsidiaries to take such action, as requested by the Collateral Agent and at its own expense, to ensure that the Collateral Agent has a first priority perfected Lien in all owned Timberland Assets and all Sawmill Assets of the Company and its Subsidiaries, subject only to Permitted Liens.

Section 2.14 Forestry Consultant

        The Company shall (i) permit a forestry consultant retained in accordance with Section 2.2(d)(i) of the Intercreditor Agreement, at the Company's expense, (a) to examine the Company's inventory management system and (b) to perform any appraisals required under or in connection with the Intercreditor Agreement, (ii) in good faith, discuss its inventory management system with such consultant, and (iii) cooperate with such consultant and provide such consultant with access during normal business hours to its books, records, properties and personnel as such consultant may reasonably need or request in connection with such examinations and the performance of the appraisals.

ARTICLE III
NEGATIVE COVENANTS

Section 3

Section 3.1 Limitation on Liens.

        The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

          (a)  any Lien existing on property of such Person on the Third Amendment Effective Date and set forth in Schedule 1.1B—3.1;

          (b)  Liens on the accounts, rights to payment for goods sold or services rendered that are evidenced by chattel paper or instruments, and rights against Persons who guarantee payment or collection of the foregoing, and on the Company's inventory and on the proceeds (as defined in the Uniform Commercial Code in any applicable jurisdiction) thereof securing the obligations of the Company under the Working Capital Facility (and any extension, renewal, refunding or refinancing thereof) permitted to be incurred pursuant to subsection 3.6(g);

          (c)  Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 2.7, provided that no notice of lien has been filed or recorded under the Code;

          (d)  carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

          (e)  Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          (f)    Liens on the property of such Person securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

          (g)  Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $5,000,000;

          (h)  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not impose material financial obligations on the Company or any of its Subsidiaries, and which do not in any case materially detract from the value of a material asset subject thereto or interfere with the ordinary conduct of the businesses of such Person;

          (i)    purchase money security interests on any property acquired or held by such Person in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 85% (or 100% in the case of capital leases) of the cost of such property, and (iv) the aggregate outstanding principal amount of the Indebtedness secured by any and all such purchase money security interests, together with the aggregate principal component of any and all capital lease obligations secured by Liens permitted under subsection 3.1(j), shall not at any time exceed $10,000,000;

          (j)    Liens securing obligations in respect of capital leases on assets subject to such leases, provided that the aggregate outstanding principal component of capital lease obligations secured by any and all such Liens, together with the aggregate outstanding principal amount of the Indebtedness secured by any and all purchase money security interests permitted under subsection 3.1(i), shall not at any time exceed $10,000,000;

          (k)  Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution;

          (l)    Liens securing Contingent Obligations of less than $1,000,000 in the aggregate at any time and otherwise permitted under Subsection 3.9(d);

          (m)  other Liens that secure claims or Indebtedness otherwise permitted under Section 3.6 of less than $1,000,000 in the aggregate and that exist no more than 10 days before being released or terminated; and

          (n)  Liens securing the Secured Obligations as defined in the Intercreditor Agreement.

Section 3.2 Asset Dispositions

        The Company will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, other than:

          (a)  sales of timber, logs, lumber and other inventory (in each case, excluding the sale of timber with land), in the ordinary course of business for fair market value;

          (b)  sales for fair market value of equipment, which is surplus, worn-out or obsolete or no longer useful in the ordinary course of business; provided that (i) the proceeds of such equipment are reinvested in similar equipment within six (6) months of the date of such sale, transfer, lease or other disposition, and (ii) the aggregate net book value of all equipment subject to such sale, transfer, lease or other disposition does not exceed $1,000,000;

          (c)  provided no Event of Default has occurred and is continuing, sales of assets (excluding Timberland Assets) for fair market value, the gross sale proceeds of which, together with the gross sale proceeds of all other assets sold, transferred, leased, contributed, or conveyed pursuant to this clause by the Company or any of its Subsidiaries does not exceed in the aggregate an amount equal to $10,000,000 in each calendar year (with any unused portion of the amount available for any calendar year allowed to be carried over to the following year); provided that the cumulative amount of such sales shall not exceed $30,000,000;

          (d)  [Intentionally omitted];

          (e)  provided no Event of Default has occurred and is continuing, exchanges of timberland for other timberland in the ordinary course of business with Persons who are not Affiliates of the Company, provided that:

      (i) the timberland to be received in exchange is of at least an equivalent fair market value to the timberland to be exchanged;

      (ii) the timberland to be received in exchange is located in the United States;

      (iii) the aggregate fair market value of all such timberlands exchanged shall not exceed $50 million in the aggregate; and

      (iv) the Collateral Agent shall have received, for the benefit of the Banks and the Noteholders, the Mortgages and other documents required by Section 2.13 hereof for the timberlands received in exchange.

    provided, however, that any exchange permitted by this subsection 3.2(e) may be in the form of a tax deferred exchange so long as such tax deferred exchange is completed within 180 days;

          (f)    dispositions for fair market value thereof of assets not otherwise permitted hereunder to Persons who are not Affiliates of the Company provided that:

            (i)    at the time of such disposition no Default or Event of Default exists or shall result from such disposition;

            (ii)  the Agent shall have received a certificate from a Responsible Officer in substantially the form of Schedule 1.1B-3.2(f)(ii) (excluding the sale of that property generally referred to as Inland Tree Farms); and

            (iii)  the Company shall prepay the outstanding principal in respect of the Obligations in an amount equal to 100% of the Net Proceeds of such disposition and such Net Proceeds shall be applied in accordance with the terms of the Intercreditor Agreement, if applicable, the Note Purchase Agreements and the Facility A Credit Agreement;

      and

          (g)  dispositions of assets permitted under subsection 3.3.

Section 3.3 Consolidations and Mergers.

        The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that any wholly-owned Subsidiary of the Company may (i) merge with the Company, provided that the Company (A) shall be the continuing or surviving partnership and (B) shall have a consolidated net worth immediately following such merger equal to or greater than the consolidated net worth of the Company immediately preceding such merger, (ii) sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or (iii) merge with any other wholly-owned Subsidiary of the Company, provided that the surviving Subsidiary shall have a consolidated net worth immediately following such merger equal to or greater than the consolidated net worth of the surviving Subsidiary immediately preceding such merger; provided, however, in each case (A) no Default or Event of Default exists or shall result from such merger or sale and (B) immediately after such merger or sale, the ratios of (1) Pro Forma Consolidated Cash Flow to Pro Forma Interest Expense is greater than 2.50 to 1.00, and (2) Pro Forma Consolidated Cash Flow to Pro Forma Maximum Debt Service is greater than 1.25 to 1.00.

Section 3.4 Harvesting Restrictions.

        The Company shall not, and shall not suffer or permit any of its Subsidiaries to, in any calendar year, commencing with 2002, harvest timber or sell standing timber on its or any Subsidiary's timberlands in excess of Planned Volume as of the last day of such calendar year unless, (i) the Company shall prepay the outstanding principal in respect of the Obligations in an amount equal to 100% of the Net Proceeds of such excess harvest (which shall be determined based upon the average prices received on the sale of all timber harvested during such period and a reasonable allocation of direct cash expenses incurred in connection with the harvesting and sale of timber during such period) and such Net Proceeds shall be applied in accordance with the terms of the Intercreditor Agreement, if applicable, the Note Purchase Agreements and the Facility A Credit Agreement and (ii) the Agent shall have received a certificate from a Responsible Officer in substantially the form of Schedule 1.1B—3.4. "Planned Volume" shall mean 200,000,000 board feet of timber, as decreased from year to year by the same percentage that the Annual Timber Decrease for each calendar year effective on the Effective

Date represents as a percentage of the inventory of standing timber owned by the Company and its Subsidiaries at the end of the prior calendar year. For purposes of the foregoing:

  "Annual Timber Decrease" shall mean the amount, in board feet, by which the number of board feet of timber sold by the Company and its Subsidiaries (excluding any amount of timber sold pursuant to the sale of the properties generally referred to as the Inland Tree Farm) shall exceed the number of board feet of timber acquired by the Company and its Subsidiaries during such calendar year.

  "Effective Date" for any Annual Timber Decrease shall be the date of the last disposition of any timber sold by the Company and its subsidiaries (excluding any disposition of timber sold pursuant to the sale of the properties generally referred to as the Inland Tree Farm) in any calendar year.

Section 3.5 Loans and Investments.

        The Company shall not purchase or acquire or make any commitment for, or suffer or permit any of its Subsidiaries to purchase or acquire, or make any commitment for, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisition, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company, except for:

          (a)  investments of the type specified in, and in accordance with the requirements and limitations of, the Investment Policy;

          (b)  the loans existing on the Third Amendment Effective Date and set forth on Schedule 1.1B—3.5;

          (c)  extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business or from sale of assets sold in compliance with Section 3.2;

          (d)  extensions of credit by the Company to any of its wholly-owned Subsidiaries or by any of its Subsidiaries to another of its wholly-owned Subsidiaries or the Company;

          (e)  advances or deposits in the ordinary course of business to owners of timber or timberlands to acquire the right to harvest timber;

          (f)    Acquisitions that become wholly-owned Subsidiaries in exchange for equity of the Company; and

          (g)  investments or Acquisitions not otherwise permitted hereunder in a Person as long as (x) such investments or Acquisitions are made with the Net Proceeds of dispositions of assets pursuant to Subsection 3.2(c), (y) after giving effect to such investment or Acquisition, the Company remains engaged solely in a Permitted Business on a consolidated basis and (z) such Person is domiciled in, and substantially all of its assets are located in, the United States or Canada.

Section 3.6 Limitation on Indebtedness

        The Company shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a)  Indebtedness incurred pursuant to the Facility A Credit Agreement (and any refunding or refinancing thereof that constitutes a Permitted Refinancing as defined in the Intercreditor Agreement);

          (b)  Indebtedness incurred pursuant to the Senior Notes;

          (c)  [Intentionally omitted]

          (d)  Indebtedness existing on the Third Amendment Effective Date and set forth on Schedule 1.1B—3.6;

          (e)  Indebtedness secured by Liens permitted by subsection 3.1(i) or subsection 3.1(j);

          (f)    other unsecured Indebtedness provided that the aggregate outstanding principal amount of such Indebtedness shall not at any time exceed $10,000,000 and provided further that such Indebtedness is expressly subordinate to the Obligations hereunder by subordination provisions reasonably acceptable to the Bank Agent and the Required Noteholders;

          (g)  Indebtedness incurred pursuant to the Working Capital Facility; provided, however, the principal amount outstanding under such Facility shall not exceed $55,000,000 at any time; and

          (h)  obligations consisting of trade payables entered into in the ordinary course of business on ordinary terms.

Section 3.7 Transactions with Affiliates.

        The Company shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary. The Company shall be entitled to reimburse the Managing General Partner for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Company (including without limitation salary, bonus, incentive compensation, and other amounts paid to any Person to perform services for the Company or for the Managing General Partner in the discharge of its duties to the Company) and (ii) all other necessary or appropriate expenses reasonably allocable to the Company or otherwise reasonably incurred by the Managing General Partner in connection with operating the Company's business (including expenses allocated to the Managing General Partner by its Affiliates and, for so long as Fremont Group, Inc., owns an interest in the Managing General Partner, an annual fee of $100,000, payable semi-annually in arrears, in consideration of management services).

Section 3.8 Use of Proceeds.

          (a)  The Company shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the proceeds of the Loans or the Senior Notes, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

          (b)  The Company shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the proceeds of the Loans or the Senior Notes, directly or indirectly, (i) knowingly to purchase Ineligible Securities from a Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by a Section 20 Subsidiary, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary and issued by or for the benefit of the Company or any Affiliate of thc Company. As used in this Section, "Section 20 Subsidiary" means the Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (as 12 U.S.C. § 24, Seventh), as amended.

Section 3.9 Contingent Obligations.

        The Company shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

          (a)  endorsements for collection or deposit in the ordinary course of business;

          (b)  [Intentionally omitted]

          (c)  Contingent Obligations of the Company and its Subsidiaries existing as of the Third Amendment Effective Date and set forth on Schedule 1.1B—3.9; and

          (d)  Contingent Obligations of the Company under timber harvest and log procurement contracts to acquire timber from private and government owners in the ordinary course of business and reimbursement obligations with respect to bonds issued to secure the Company's performance thereunder.

Section 3.10 Joint Ventures.

        The Company shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any Joint Venture.

Section 3.11 Restricted Payments.

        The Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any limited partner or general partner distribution or dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any, limited or general partnership interest or shares of any class of capital stock, or purchase, redeem or otherwise acquire for value any partnership interest or shares of capital stock or any warrants, rights or options to acquire such partnership interest or shares, now or hereafter outstanding (each a "Restricted Payment"); except that: (a) the Company may declare and make distributions payable solely in general or limited partnership interests or units; (b) [intentionally omitted]; and (c) Subsidiaries of the Company may declare and make dividends or distributions to the Company.

Section 3.12 Change in Business.

        The Company shall not, and shall not suffer or permit any of its Subsidiaries to, engage in any material line of business other than a Permitted Business. The Company shall not suffer or permit the Managing General Partner to engage in any business other than being the general partner of the Company, the managing general partner of the Master Partnership or the general partner in any other Subsidiary of the Master Partnership.

Section 3.13 Fiscal Year Changes.

        The Company shall not, and shall not suffer or permit any of its Subsidiaries to, change the fiscal year of the Company or of any of its Subsidiaries.

Section 3.14 Amendments to Agreements.

          (a)  The Company shall not, and shall not suffer or permit any of its Subsidiaries to, amend, modify, supplement, waive or otherwise modify any of the terms and provisions contained in the Company Partnership Agreement, the Master Partnership Agreement (or any document executed or delivered in connection with such Partnership Agreements), or the partnership certificate of the Company or the Master Partnership, if such amendment, supplement or other modification shall impair the Company's ability to perform its obligations under the Loan Documents or increase any of its financial obligations to any of its general or limited partners or to any Affiliate.

          (b)  The Company shall not amend or modify any term or provision contained in the Facility A Credit Agreement, Facility B Credit Agreement and any of the Note Purchase Agreements or

  any of the Senior Notes without the written consent of the Required Noteholders and the Required Banks; provided, however, that nothing in this Section 3.14 shall, or shall be deemed to, affect the voting requirements set forth in each such agreements for such amendments and modifications.

          (c)  The Company shall not amend or modify any term or provision contained in the Working Capital Facility (other than the Facility B Credit Agreement) in a manner that would cause such facility to fail to constitute a Working Capital Facility as defined herein without the written consent of the Required Noteholders and the Required Banks; provided, however, that nothing in this Section 3.14 shall, or shall be deemed to, affect the voting requirements set forth in such agreement for such amendments and modifications or prevent the Company from obtaining an increase in the commitment under such facility to the maximum amount permitted under Section 3.6 hereof.

Section 3.15 Financial Covenants.

  (a) Minimum Adjusted EBITDA. Until the earlier of the Leverage Ratio Trigger Date and December 31, 2003, Adjusted EBITDA, as of the last day of each fiscal quarter set forth below, shall be greater than or equal to:

    (i)
    for the fiscal quarter period ending on June 30, 2002 on an annualized basis, $35,400,000;

    (ii)
    for the two fiscal quarter period ending on September 30, 2002 on an annualized basis, $34,900,000;

    (iii)
    for the three fiscal quarter period ending on December 31, 2002 on an annualized basis, $33,600,000;

    (iv)
    for the four fiscal quarter period ending on March 31, 2003, $35,400,000;

    (v)
    for the four fiscal quarter period ending on June 30, 2003, $41,300,000;

    (vi)
    for the four fiscal quarter period ending on September 30, 2003, $45,700,000;

    (vii)
    for the four fiscal quarter period ending on December 31, 2003, $46,300,000;

  provided that if the Company or its Subsidiaries sells assets at any time during the period commencing on January 1, 2003 and ending on December 31, 2003, the minimum amounts of Adjusted EBITDA required under clauses (iv), (v), (vi) and (vii) above would be reduced by $1,000,000 for every 100,000,000 board feet of timber sold.

  (b) Maximum Leverage Ratio. If the Leverage Ratio Trigger Date occurs before June 30, 2003, the Company shall comply with clause (i) below and shall not be required to comply with clause (ii) below. If the Leverage Ratio Trigger Date occurs after June 30, 2003, then commencing on the earlier of December 31, 2003 and the Leverage Ratio Trigger Date, the Company shall comply with clause (ii) below and shall not be required to comply with clause (i) below.

          (i)    The Company shall not permit the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company ending during any of the periods set forth below to exceed the ratio indicated for such period:

Period	Maximum Leverage Ratio
Leverage Ratio Trigger Date to June 30, 2003	10.50 to 1:0
July 1, 2003 to December 31, 2003	9.00 to 1.0
January 1, 2004 to March 31, 2004	8.25 to 1.0
April 1, 2004 to June 30, 2004	7.50 to 1.0
July 1, 2004 to September 30, 2004	7.00 to 1.0
October 1, 2004 to March 31, 2005	6.75 to 1.0
April 1, 2005 to June 30, 2005	6.00 to 1.0
July 1, 2005 and all times thereafter	6.75 to 1.0

  provided that if the Company and its Subsidiaries sell assets totaling 600,000,000 board feet of timber in the aggregate during the first six months of calendar year 2005, the following ratios will apply to the corresponding periods set forth above from and after the date of such sale:

Period	Maximum Leverage Ratio
January 1, 2005 to March 31, 2005	6.75 to 1.0
April 1, 2005 to June 30, 2005	4.75 to 1.0
July 1, 2005 and all times thereafter	5.25 to 1.0

          (ii)  The Company shall not permit the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company ending during any of the periods set forth below to exceed the ratio indicated for such period:

Period	Maximum Leverage Ratio
Leverage Ratio Trigger Date to December 31, 2003	9.00 to 1:0
January 1, 2004 to March 31, 2004	8.25 to 1.0
April 1, 2004 to June 30, 2004	7.50 to 1.0
July 1, 2004 to September 30, 2004	7.00 to 1.0
October 1, 2004 to March 31, 2005	6.75 to 1.0
April 1, 2005 to June 30, 2005	6.00 to 1.0
July 1, 2005 and all times thereafter	6.75 to 1.0

  provided that if the Company and its Subsidiaries sell assets totaling 600,000,000 board feet of timber in the aggregate during the first six months of calendar year 2005, the following ratios will apply to the corresponding periods set forth above from and after the date of such sale:

Period	Maximum Leverage Ratio
January 1, 2005 to March 31, 2005	6.75 to 1.0
April 1, 2005 to June 30, 2005	4.75 to 1.0
July 1, 2005 and all times thereafter	5.25 to 1.0

  (c) Capital Expenditures. The Company and its Subsidiaries shall not make or commit to make Capital Expenditures during any fiscal year in excess of $10,000,000 (the "Maximum Capital Expenditures Amount"), provided that the Maximum Capital Expenditures Amount for any fiscal year of the Company shall be increased by an amount equal to the excess, if any, of the Maximum Capital Expenditures Amount for the previous fiscal year of the Company (prior to any adjustment in accordance with this proviso) over the actual amount of Capital Expenditures for such previous fiscal year. The Maximum Capital Expenditures Amount for fiscal year 2003 shall be reduced by $450,000 for each 100,000,000 board feet of timber sold during fiscal year 2003 (excluding the sale of that property known as the Inland Tree Farm) with such decrease to carry over to subsequent fiscal years. The Maximum Capital Expenditures Amount for fiscal year 2004 shall be reduced by $150,000 for each 100,000,000 board feet of timber sold during fiscal year 2004 and each fiscal year thereafter with any such decrease to carry over to subsequent fiscal years.

Section 3.16 Payment of Dividends.

        The Company will not and will not permit any Subsidiary to enter into any agreement which restricts the ability of any Subsidiary to declare any dividend or to make any distribution on any interest of such Subsidiary, provided that the limited partnership agreement of any Subsidiary which is a limited partnership may limit the amount of any distribution by such Subsidiary to the amount of available cash for such Subsidiary for the period in respect of which such distribution is being made.

ARTICLE IV
EVENTS OF DEFAULT

Section 4

Section 4.1 Events of Default.

        Any of the following shall constitute an "Event of Default":

          (a)  The Company fails to pay, (i) when and as required to be paid by the Loan Documents, any amount of principal of any Loan or the Senior Notes or (ii) within 5 days after the same becomes due, any interest, fee or any other amount payable or under any Loan Document; or

          (b)  The Company fails to satisfy any obligation under the Note Purchase Agreements in respect of a Make-Whole Amount; or

          (c)  Any representation or warranty by the Company, any Partner Entity or any of its Subsidiaries made or deemed made in any Loan Document, or which is contained in any certificate, document or financial or other statement by such Person, or any Responsible Officer, furnished at any time under any Loan Document is incorrect in any material respect on or as of the date made or deemed made; or

          (d)  The Company fails to perform or observe any term, covenant or agreement contained in any of Section 2.3 or 2.9 or in Article III hereof; or

          (e)  The Company fails to perform or observe any other term or covenant contained in this Schedule of Uniform Covenants and Events of Default or any Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Applicable Party; or

          (f)    An "Event of Default" shall exist as that term is defined in the Working Capital Facility and shall not have been waived or cured; or

          (g)  The Company or any of its Subsidiaries (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition described in clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $5,000,000; or

          (h)  The Company, any Partner Entity, or any of their Subsidiaries (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any

  Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (i)    (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, any Partner Entity or any of their Subsidiaries, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of such Person's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company, any Partner Entity or any of their Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company, any Partner Entity or any of their Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

          (j)    (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of either Company under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of $5,000,000; or (ii) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by the Company or any ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $5,000,000; or

          (k)  One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 consecutive days after the entry thereof; or

          (l)    Any non-monetary judgment, order or decree is entered against the Company or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (m)  Without the prior written consent of the Applicable Required Parties, Peter W. Stott shall cease to be the Chief Executive Officer or the Chairman of the Managing General Partner or the Master Partnership shall cease to be the sole limited partner of the Company; or

          (n)  There occurs a Material Adverse Effect; or

          (o)  The Agent or any Applicable Party shall receive notice from the Independent Auditor that the Agent and the Applicable Parties should no longer use or rely upon any audit report or other financial data provided by the Independent Auditor.

ARTICLE V
INDEMNITY

Section 5

Section 5.1 General Indemnity.

          (a)  Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Indemnified Persons harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorneys fees and expenses) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Obligations and the termination, resignation or replacement of the Bank Agent, Holders Agent or replacement of any Bank or Noteholder) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of the Facility A Credit Agreement, the 1996 Amended and Restated Credit Agreement, the Initial 1996 Amended and Restated Credit Agreement, the 1995 Amended and Restated Credit Agreement, the Original Credit Agreement (each as defined in the Facility A Credit Agreement), any of the Note Purchase Agreements, any of the Senior Notes or any document contemplated by or referred to herein or therein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of the Facility A Credit Agreement, the Original Credit Agreement, the Initial 1996 Amended and Restated Credit Agreement, the 1996 Amended and Restated Credit Agreement, the 1995 Amended and Restated Credit Agreement, any of the Note Purchase Agreements, any of the Senior Notes or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall not have any obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting from the gross negligence or willful misconduct of such Indemnified Person.

          (b)  The obligations in this Section 5.1 shall survive payment of all other Obligations and any assignment and delegation by an Applicable Party. At the election of any Indemnified Person, the Company shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Company. All amounts owing under this Section 5.1 shall be paid within 30 days after demand.

Section 5.2 Environmental Indemnity.

          (a)  The Company agrees, at its sole cost and expense, to defend (with attorneys reasonably satisfactory to the Bank Agent and the Required Noteholders), protect, indemnify and hold harmless the Indemnified Persons from and against any and all liabilities, obligations (including removal and remedial actions), losses, damages (including foreseeable and unforeseeable consequential damages and punitive damages, which consequential or punitive damages do not result from an Indemnified Person's gross negligence or willful misconduct), penalties, actions, judgments, suits, orders (whether administrative or judicial), consent decrees, claims, costs, expenses and disbursements (including reasonable consultants' fees and disbursements and including all reasonable attorneys' fees whether incurred in a suit or action or any appeals from a judgment or decree therein or in connection with non-judicial action) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against any Indemnified Person, the Company or its Subsidiaries directly or indirectly based on, or arising or resulting from (i) the actual or alleged presence or Release of any Hazardous Material on the properties of the Company or its Subsidiaries or the removal, handling, transportation, disposal or storage of such Hazardous Material, (ii) any Environmental Claim with respect to the properties of the Company or its Subsidiaries, or (iii) any failure to comply, and the resulting cost to come into compliance, with any applicable Environmental Law with respect to the properties of the Company or its Subsidiaries and the requirements of any permits issued under such Environmental Laws (collectively, the "Indemnified Matters"), regardless of when such Indemnified Matters arise, but excluding as to any Indemnified Person any Indemnified Matter resulting directly from gross negligence or willful misconduct by such Indemnified Person or its representative. To the extent that this indemnity is unenforceable because it violates any law or public policy, the Company agrees to contribute the maximum portion that it is permitted to contribute under applicable law to the payment and satisfaction of all Indemnified Matters;

          (b)  The Company hereby waives, releases and covenants not to bring any demand, claim, cost recovery action or lawsuit it may now or hereafter have or accrue against any Indemnified Person arising from the subject matter of an Indemnified Matter, except as a direct result of the gross negligence or willful misconduct of such Indemnified Person;

          (c)  The Company agrees to reimburse each Indemnified Person for all sums paid and costs incurred by each Indemnified Person with respect to any Indemnified Matter, within ten (10) Business Days following written demand therefor, with interest thereon at the applicable rate for obligations of the Applicable Party plus 2% from the initial date of such written demand, if not paid within such ten (10) Business Day period; and

          (d)  Should any Indemnified Person institute any action or proceeding at law or in equity, or in arbitration, to enforce any provision of the above indemnification (including an action for declaratory relief or for damages by reason of an alleged breach of any provision of the above indemnification) or otherwise in connection with the above indemnification, it shall be entitled to recover from the Company its reasonable fees and disbursements incurred in connection therewith if it is the prevailing party in such action or proceeding.

          (e)  The obligations in this Section 5.2 shall survive payment of all other Obligations and any assignment and delegation by an Applicable Party.

[Schedules to follow]

Schedule 1.1B—1.1(a)

FORM OF OFFICER'S COMPLIANCE CERTIFICATE

[Date of Delivery]

        I,                        ,                         of Crown Pacific Limited Partnership (the "Company") hereby certify that, to the best of my knowledge and belief, with respect to that certain Schedule of Uniform Covenants and Events of Default as amended, modified, restated or supplemented from time to time, the "Uniform Covenants" attached to and made a part of [that certain Amended and Restated Credit Agreement, entered into as of December 1, 1999, by and among the Company, the financial institutions from time to time party thereto, Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as Bank Agent, Union Bank of California, N.A. as Syndication Agent, and Bank of Montreal and KeyBank National Association, as Co-Agents as amended, supplemented, modified, restated, replaced or renewed from time to time] or [that certain Note Purchase Override Agreement between the Company and the Noteholders party thereto dated as of April 19, 2002 among the Company, the Noteholders and, for the purposes of agreeing to Section 6.11 thereof, the Partner Entities as amended, supplemented modified, restated or renewed from time to time]. All of the defined terms in the Uniform Covenants are incorporated herein by reference) among the Company and the Applicable Parties:

  a.
  The company-prepared financial statements which accompany this certificate are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments;

  b.
  Since                        (the date of the last similar certification, or, if none, April 19, 2002) no Default or Event of Default has occurred under the Credit Agreement or any of the Note Purchase Agreements;

  c.
  Attached hereto as Schedule 1 are calculations demonstrating compliance by the Company and its Subsidiaries with the financial covenants contained in Section 3.15 of the Schedule of Uniform Covenants and Events of Default as of the end of the fiscal period referred to above.

        IN WITNESS WHEREOF, I have hereunto set my hand to this certificate in my capacity as    of the Company as of the date first written above.

CROWN PACIFIC LIMITED PARTNERSHIP
By:
Name:
Title:

Attachment to Officer's Certificate

Computation of Financial Covenants

For the Quarter/Year ended                        ("Statement Date")

($ in 000's)

II. Section 3.15(b)—Minimum Adjusted EBITDA.

  NOTE: EBITDA shall be computed without giving effect to extraordinary items or reductions in consolidated net income due to payments of Make-Whole Amounts in respect of any Indebtedness and excluding EBITDA contributed during such period from operations commonly known as Inland Tree Farm South, Inland Tree Farm North, Prineville, Coeur d'Alene and Bonners Ferry.

A.	Consolidated net income (or net loss) for such period:	$

B.	All amounts treated as expenses for depreciation, depletion and interest and the amortization of intangibles of any kind to the extent included in the determination of consolidated net income (or loss) for such period:	$

C.	All accrued taxes on or measured by income to the extent included in the determination of consolidated net income (or loss) for such period:	$

D.	All non-cash items deducted in the calculation of consolidated income (or loss) for such period:	$

E.	All other non-cash items added in the calculation of consolidated net income (or loss) for such period:	$

F.	Adjusted EBITDA (A. plus B. plus C. plus D. minus E.):	$

G.	Minimum Adjusted EBITDA for such period:	$

II. Section 3.15(b)—Leverage Ratio.

A.	Aggregate stated balance sheet amount of all Indebtedness of the Company and its Subsidiaries (excluding Facility B Loans), determined on a consolidated basis in accordance with GAAP:	$

B.	Adjusted EBITDA for the four consecutive fiscal quarters ending on the date of the financial statements delivered in connection herewith:	$

C.	Leverage Ratio (Line I.A ÷ Line II.B):		to 1.0

D.	Maximum Leverage Ratio for such period		to 1.0

Schedule 1.1B—1.1(b)

Forecasted Cash Flow

Two fiscal quarter period ended September 30, 2002	$5,800,000
Two fiscal quarter period ended March 31, 2003	$5,700,000
Two fiscal quarter period ended September 30, 2003	$0
Two fiscal quarter period ended March 31, 2004	$2,000,000
Two fiscal quarter period ended September 30, 2004	$17,100,000
Two fiscal quarter period ended March 31, 2005	$14,700,000
Two fiscal quarter period ended September 30, 2005	$15,400,000

Schedule 1.1B—1.1(c)

Investment Policy

CROWN PACIFIC LIMITED PARTNERSHIP
INVESTMENT POLICY

I.    OBJECTIVES

  This policy provides guidelines for the management of the Company's cash. It is essential that these assets be invested in a high quality portfolio which:

  •
  Preserves principal;

  •
  Meets liquidity needs;

  •
  Allows for appropriate diversification of investments; and

  •
  Delivers good yields in relationship to the guidelines and market conditions.

  The Company seeks to avoid market risk and credit risk, and will generally sacrifice yield in the interest of safety. Care must always be taken to insure that the Company's reported financial statements are never materially affected by decreases in the market value of securities held.

II.    MATURITY OR PUT

  Within the constraints provided throughout this Policy, or by addendum to this Policy, the maximum maturity or put of any investment instrument will be within two years from the purchase settlement date; however, the total portfolio must have an average maturity of less than 12 months.

III.  PERMISSIBLE INVESTMENTS

  A.
  Investments will be made in U.S. dollars only.

  B.
  The Company may own, purchase, or acquire marketable direct obligations in the following:

  1.
  Obligations (fixed and floating rate) issued by, or unconditionally guaranteed by, the U.S. Government, or any agency thereof, or issued by any political subdivision of any state or public agency.

  2.
  Commercial paper rated A-1 or better by Standard & Poor's, and P-1 or better by Moody's (or equivalent).

  3.
  Floating rate and fixed rate obligations of corporations, banks, and agencies including medium term notes and bonds, deposit notes, and euro dollar/yankee notes and bonds.

  4.
  Certificates of deposit, bankers acceptances, and time deposits of commercial banks, domestic or foreign, whose short term credit ratings are A-1/P-1 (or equivalent).

  5.
  Repurchase agreements collateralized by U.S. Treasury and agency securities.

  6.
  Insurance company funding agreements, investment contracts, or similar obligations.

  7.
  Asset backed and mortgage backed securities.

  8.
  Master notes.

  9.
  Taxable money market preferreds.

  10.
  Tax exempt securities including municipal bonds/notes, money market preferreds, and variable rate demand notes.

  C.
  Issuing institutions may be corporations, trusts, partnerships, or banks domiciled in the U.S., Canada, Japan, or Western Europe, or insurance companies domiciled in the U.S.

IV.  CREDIT REQUIREMENTS

  Safety shall always be a primary consideration in structuring the Company's investment portfolio. Credit ratings should be tied to duration as prescribed below in order to combine safety, liquidity, and acceptable market performance:

Minimum Credit Rating
Duration
	S&P	Moody's
6 months or less	A-	A3
6—18 months	AA	Aa2
18 months or more	AAA	Aaa

  Original issue securities allowable under this policy with less than twelve months to maturity may substitute the issuer's short term credit rating if that rating is     A-1/P-1 or better.

V.    DIVERSIFICATION

  To diversify risk, no more than $2 million or 10% of the portfolio can be invested with any one issuer. Exceptions are issues of the U.S. Treasury or agency securities, insured or government collateralized issues, and daily money market funds.

Schedule 1.1B—1.1(d)

Sawmill Assets

Marysville, Washington

Gilchrist, Oregon

Schedule 1.1B—1.1(e)

Timberland Assets

Those timberland assets generally referred to as:

Hamilton Tree Farm

Olympic Tree Farm

Oregon Tree Farm

Schedule 1.1B—3.1

Existing Liens

None.

Schedule 1.1B—3.2(f)(ii)

Officer's Certificate—Asset Dispositions

[Date of Delivery]

        I,                        ,                         of Crown Pacific Limited Partnership (the "Company") hereby certify that, to the best of my knowledge and belief, with respect to that certain Schedule of Uniform Covenants and Events of Default as amended, modified, restated or supplemented from time to time, the "Uniform Covenants" attached to and made a part of [that certain Amended and Restated Credit Agreement, entered into as of December 1, 1999, by and among the Company, the financial institutions from time to time party thereto, Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as Bank Agent, Union Bank of California, N.A. as Syndication Agent, and Bank of Montreal and KeyBank National Association, as Co-Agents as amended, supplemented, modified, restated, replaced or renewed from time to time] or [that certain Note Purchase Override Agreement between the Company and the Noteholders party thereto dated as of April 19, 2002 among the Company, the Noteholders and, for the purposes of agreeing to Section 6.11 thereof, the Partner Entities as amended, supplemented modified, restated or renewed from time to time]. All of the defined terms in the Uniform Covenants are incorporated herein by reference) among the Company and the Applicable Parties:

1.	Description of asset disposition transaction (including description of assets and consideration therefor):
2.	Gross proceeds (cash, checks or other cash equivalent financial instruments) to be received by the Company and its Subsidiaries:	$

3.	All reasonable expenses incurred in connection with such disposition or sale of such property:	$

4.	Net Proceeds of disposition (Line 2 minus Line 3):	$

5.	Aggregate amount of timber owned by the Company and its Subsidiaries after giving effect to disposition:		b.f

6.	Outstanding aggregate principal balance of Senior Notes:	$

7.	Outstanding aggregate principal balance of Facility A Loans	$

8.	Outstanding aggregate principal balance of Facility A Loans and Senior Notes (Line 6 plus Line 7)	$

Sharing Allocations
9.	Portion of Net Proceeds required to be applied to the prepayment of Senior Notes in accordance with the terms of the Intercreditor Agreement (Line 4 multiplied by (Line 6 / Line 8)):	$

10.	Portion of Net Proceeds required to be applied to the prepayment of the Facility A Loans in accordance with the terms of the Intercreditor Agreement (Line 4 multiplied by (Line 7 / Line 8)):	$

        IN WITNESS WHEREOF, I have hereunto set my hand to this certificate in my capacity as    of the Company as of the date first written above.

CROWN PACIFIC LIMITED PARTNERSHIP
By:
Name:
Title:

Schedule 1.1B—3.4

Officer's Certificate—Excess Timber Harvest

[Date of Delivery]

        I,                        ,                         of Crown Pacific Limited Partnership (the "Company") hereby certify that, to the best of my knowledge and belief, with respect to that certain Schedule of Uniform Covenants and Events of Default as amended, modified, restated or supplemented from time to time, the "Uniform Covenants" attached to and made a part of [that certain Amended and Restated Credit Agreement, entered into as of December 1, 1999, by and among the Company, the financial institutions from time to time party thereto, Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as Bank Agent, Union Bank of California, N.A. as Syndication Agent, and Bank of Montreal and KeyBank National Association, as Co-Agents as amended, supplemented, modified, restated, replaced or renewed from time to time] or [that certain Note Purchase Override Agreement between the Company and the Noteholders party thereto dated as of April 19, 2002 among the Company, the Noteholders and, for the purposes of agreeing to Section 6.11 thereof, the Partner Entities as amended, supplemented modified, restated or renewed from time to time]. All of the defined terms in the Uniform Covenants are incorporated herein by reference) among the Company and the Applicable Parties:

1.	Description of excess timber harvest disposition (including description of assets and consideration therefor):
2.	Gross proceeds (cash, checks or other cash equivalent financial instruments) to be received by the Company and its Subsidiaries:	$

3.	All reasonable expenses properly allocable to the harvesting of the timber constituting the harvesting of excess timber and other costs incidental thereto:	$

4.	Net Proceeds of excess timber harvest (determined based upon the average prices received on the sale of all timber harvested during such period and a reasonable allocation of direct cash expenses incurred in connection with the harvesting and sale of timber during such period):	$

5.	Aggregate amount of timber owned by the Company and its Subsidiaries after giving effect to disposition:		b.f

6.	Outstanding aggregate principal balance of Senior Notes:	$

7.	Outstanding aggregate principal balance of Facility A Loans	$

8.	Outstanding aggregate principal balance of Facility A Loans and Senior Notes (Line 7 plus Line 8)	$

Sharing Allocations
9.	Portion of Net Proceeds required to be applied to the prepayment of Senior Notes in accordance with the terms of the Intercreditor Agreement (Line 4 multiplied by (Line 6 / Line 8)):	$

10.	Portion of Net Proceeds required to be applied to the prepayment of the Facility A Loans in accordance with the terms of the Intercreditor Agreement (Line 4 multiplied by (Line 7 / Line 8)):	$

        IN WITNESS WHEREOF, I have hereunto set my hand to this certificate in my capacity as    of the Company as of the date first written above.

CROWN PACIFIC LIMITED PARTNERSHIP
By:
Name:
Title:

Schedule 1.1B—3.5

Existing Loans and Investments

None.

Schedule 1.1B—3.6

Existing Indebtedness

None.

Schedule 1.1B—3.9

Existing Contingent Obligations

1.
$2,000,000 in connection with sublease to Louisiana Pacific.

QuickLinks

  EXHIBIT 10.2
SCHEDULE 1.1B
ARTICLE II AFFIRMATIVE COVENANTS
ARTICLE III NEGATIVE COVENANTS
ARTICLE IV EVENTS OF DEFAULT
ARTICLE V INDEMNITY